MEMORANDUM OF UNDERSTANDING

JOINT VENTURE

This Memorandum of Understanding outlines the terms and conditions of a joint venture to be operated as a limited liability company (the "Joint Venture") organized and operated in Florida between Ready Made Inc. (RM), a Florida corporation and Alkame Holdings (ALKM), a Nevada company.

This Term Sheet is an expression of intention. No legally binding obligations will be created, implied, or inferred until documents in final form are executed and delivered by the parties. Without limiting the generality of the foregoing, it is the parties' intent that, until that event, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parole evidence, extended negotiations, "handshakes," oral understandings, or courses of conduct (including reliance and changes of position), except as provided under "Non-Binding Terms; Confidentiality'' below.

I.	Background and Key Terms:

Background:

RM holds certain intellectual property for, and has been developing, a single use disposable baby bottle (the "RM IP'').

ALKM is seeking to diversify the product offerings of Alkame Holdings and add revenue streams to its existing product lines. RM and ALKM are considering combining their efforts and resources through a joint venture ("Joint Venture") in order to:

Develop RM intellectual property of single use disposable baby bottles for commercial uses in the US and International Markets, utilizing Alkame Water as the base for formulations with formulas, among other applications for consumer market products.

Contributions:

RM & ALKM will contribute IP, relationships and resources to the Joint Venture pursuant to a license agreement (the "License").

ALKM will contribute capital to the Joint Venture as necessary to operate the initial phases of the business pursuant to a budget approved by both parties. The capital contributions will be issued to the N in the form of a note to be paid back out of the company 's profitability and revenue. Both sides will work together on getting the product viable, and eventually onto its own funding sources.

License	The License will be exclusive as to all fields of use, non-royalty bearing, fully paid up and for an indefinite term based upon mutual agreement. The Joint Venture will be responsible for the ongoing costs associated with the upkeep of the business, patents, and other intellectual property protections with respect to both RM and ALKM IP as it pertains to the joint venture. The Licenses may be terminated by either side in the event of a failure of the Joint Venture to meet its obligation and provide adequately for the commercialization of the RM IP.

Management Fee:	Employment agreements can be formulated, and a monthly/quarterly stipend will be agreed upon for the initial period TBD in the definitive agreement.
Percentage Interests:	ALKM and RM will be the sole members of the Joint Venture and each member will have a fifty percent (50%) percentage interest in the Joint Venture.
Governance:	Day-to-day operations of the Joint Venture will be managed by RM. A board will be created for management of the Joint Venture with 2 designees from RM and 2 designees from ALKM . A mutually agreeable entity will be brought in from time to time as needed to resolve deadlock in issues.
Conversion into ALKM Stock	RM will have the option, based upon mutual agreement, to convert its interest in the Joint Venture into common stock of ALKM. Upon an election to convert, an agreed third party appraiser will determine the fair market value of the Joint Venture and the value of RM' s 50% interest will be 50% of the determined fair market value. RM's interest in the Joint Venture will then be converted into Shares based on the then Current Market Value of the Shares. "Current Market Value" shall mean the following: (i) if the Shares are listed on a national securities exchange which is recognized as such by the United States Securities and Exchange Commission, "Current Market Value" shall be the average closing sale price of such securities, as quoted on such exchange, for the ten (10) trading days immediately preceding the date of conversion; provided, if no sales occurred on one or more of said ten (10) days, then the price used for any such day shall be the mean between the "bid" and "asked" price on any such day; and (ii) if the Shares are not traded on such an exchange at such time, the fair market value of the Shares will be determined by a third party appraiser.
Right of First Refusal/ Right of Co-Sale:	The parties will have a right of first refusal with respect to any Joint Venture interests proposed to be transferred by the other party. Before either party may sell an interest in the Joint Venture, it will give the other party an opportunity to participate in such sale.

II.	Additional Terms:

Expenses:	Each party will pay their own expenses in connection with this transaction.
No Shop:

The parties agree to negotiate in good faith to determine if the Joint Venture will be appropriate for the parties, provided, however, that either party may terminate negotiations at any time for any reason.

Both parties agree to not negotiate or enter into or continue discussions with any other person or company or solicit or encourage, directly or indirectly, or furnish information to any other person or company, with respect to a similar business arrangement, during the sixty (60) days following the date this letter is executed.

2

Non-Binding Terms; Confidentiality:	This Term Sheet is not intended to, and shall not create, or be deemed to create, binding legal obligations of the parties hereto, other than the obligations of the parties set forth in this paragraph entitled "Non-Binding Terms." Any other binding legal obligations will be created only by the execution and delivery of definitive agreements and further subject to all relevant internal and external approvals. Notwithstanding the foregoing, the parties shall use best efforts to maintain at all times as confidential information the fact that you or we have executed this letter, the terms of this letter and the existence and content of any negotiations between us except that both parties may inform advisers, counsel, and employees with a need to know as each party deems necessary. Without prior written consent of the other party, neither RMC nor ALKM will, and each will direct its representatives not to make, directly or indirectly, in any public comment, statement or communication with respect to, otherwise disclose, or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this letter. If a party is required by law to make such disclosure, it must first, to the extent not prohibited by law, provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made. Further, any such disclosing party will use its best efforts to assure that all recipients of such information are aware of and agree to be bound by the terms of this paragraph.
3

This Memorandum of Understanding is only a statement of our present intentions and is not a binding contract, commitment or agreement, except as set forth in the "Non-Binding Terms" provision. If the parties do not enter into an agreement with respect to the Joint Venture, the Confidentiality provisions shall remain in full force and effect and be enforceable by specific performance.

AGREED AND ACCEPTED:
Ready Made Inc. By: /s/ Matthew Marsh Print Name: Matthew Marsh Title: CEO – Chief Executive Officer Date: 10/22/2014	Alkame Holdings By: /s/ Robert Eakle Print Name: Robert Eakle Title: CEO – Chief Financial Officer Date: 10/22/2014

4

December 21, 2014

LOI - ADDENDUM

Matthew Marsh - CEO

Ready Made Corporation

2750 Taylor Avenue

Suite R

Orlando, FL 32801

Re: Letter of Intent to acquire all of the Capital Stock of Ready Made Corporation., by Alkame Holdings, Inc.

Dear Mr. Matthew Marsh,

This addendum is to serve as a 30 day extension to the existing Letter of Intent.

Very truly yours,

/s/ Robert Eakle

By: Robert Eakle, President

AGREED AND ACCEPTED ON BEHALF OF READY MADE CORPORATION:

Dated: 12/26/2014	Ready Made Health Inc. By: /s/ Matthew Marsh Matthew Marsh, CEO

5

January 12, 2015

BINDING LETTER OF INTENT TO FORM JOIN VENTURE

This Binding letter of Intent outlines the terms and conditions of the joint venture to be operated as a limited liability company (the “Joint Venture”) organized and operated in Florida between Ready Made Inc. (RM), a Florida corporation and Alkame Holdings (ALKM), a Nevada corporation.

This Term Sheet is an expression of intention, until documents in final form are executed and delivered by the parties. This Binding Letter of Intent is a statement of our present intentions and is a binding contract and commitment to complete closing documents as a joint venture on the terms outlined in the original nonbinding letter of intent. The Confidentiality and provisions shall remain in full force and effect.

AGREED AND ACCEPTED:
Ready Made Inc. By: /s/ Matthew Marsh Print Name: Matthew Marsh Title: CEO – Chief Executive Officer Date: 1/22/2014	Alkame Holdings By: /s/ Robert Eakle Print Name: Robert Eakle Title: CEO – Chief Financial Officer Date: 1/22/2014

6